EXHIBIT 3.1

Somerset International Group, Inc. Signs $2.5 Million, Five-Year

Contract Renewal With State of New York

Office of Mental Health Using Secure System’s Proprietary Software and Personal Alarm Locator (PAL) Devices

BEDMINSTER, NJ – April XX, 2008 – Somerset International Group, Inc. (OTCBB: SOSI, www.somersetinternational.com), a security technology holding company, announced that Secure System, Inc., its wholly owned subsidiary, has renewed its contract with the State of New York’s Office of Mental Health for five years.

Somerset’s Secure System has been approved as a primary vendor for personal duress security systems. The $2.5 million contract renewal covers the use of Secure System’s proprietary software in mental health facilities in the State of New York. The contract includes a software license for Secure’s system as well as provisions for time and materials maintenance of the installed systems.

Secure’s systems are currently installed at twenty-four locations for the New York State Office of Mental Health. This contract renewal includes all of those systems as well as their option of adding more systems.

“Secure’s proprietary technology offers an effective security tool for its users,” notes John X. Adiletta, Chief Executive Officer of Somerset International. “The PAL system is an ideal solution for use in mental healthcare facilities where doctors and staff may have one-to-one contact with patients. Secure System’s solution empowers the staff to take a proactive approach to personal security, allowing law enforcement or security personnel the opportunity to respond to an individual’s distress while in process, instead of responding only after an event has taken place.  We believe that the State of New York’s proactive approach to security in its use of this preventative/deterrent technology is an excellent example for those who are responsible for the security of any type of campus environment.”

“The renewal of the contract provides affirmation that our proprietary software and network system has been a successful tool for the State of New York, and we are pleased to have received this vote of confidence in the form of this five-year contract renewal.”

About Somerset International Group, Inc.

Somerset International Group, Inc. finds undervalued technology investments aligned around the exponential growth in concern and demand for security and the acquisition of profitable and near-term profitable private small- and medium-sized businesses that provide proprietary security products and solutions for people and enterprises -- from personal safety to information security. Additional information about the company is available at: http://www.somersetinternational.com.

About Secure System, Inc.

Secure System, Inc. provides personal alarm systems, wireless transmitters and receivers, and personal alarm locators. The company currently serves colleges and universities and medical and mental health facilities. Its products are also easily adaptable for office campuses, residential facilities, and correctional facilities. The system works by providing an individual with a wireless personal alarm locater with which they can summon help and be located by the pressing of a button. Additional information about the company is available at: http://www.securesysteminc.com.

About Meadowlands Fire, Safety, and Electrical Supply Co., Inc./Vanwell Electronics, Inc.

Meadowlands and Vanwell specialize in the distribution, sale, installation and maintenance of fire and security equipment and systems that include fire detection, video surveillance, and burglar alarm equipment. Meadowlands and Vanwell have similar product availability from distinct manufacturers. Vanwell exclusively distributes Siemens Building Technologies, Inc. products and Meadowlands distributes other brands of fire and security equipment. This affords the opportunity to provide a wide array of specified equipment with the flexibility to offer cost effective alternates when appropriate. The products encompass complete lines of fire, CCTV (closed circuit TV), communications and PA systems; services include maintenance contracts, monitoring services and system engineering. Additional information about the company is available at: http://www.meadowlandselec.com.

About Fire Control Electrical Systems, Inc.

Fire Control Electrical Systems, Inc. specializes in the distribution, sale, installation, and maintenance of Honeywell Life Safety fire and security equipment and systems that include fire detection, video surveillance, sound systems, and burglar alarm equipment. Additional information about the company is available at: http://www.firecontrols.com.

Safe Harbor Statement

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth under the caption "Risk Factors" in our most recent Registration Statement on Form SB-2 dated December 6, 2006 filed with the SEC and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Contact:

Somerset International Group, Inc.

John X. Adiletta

908-719-8909

Investor Relations:

Adam Holdsworth

Rachel Colgate

Erica Ruderman

212-825-3210

Media Relations:

Laura Colontrelle

212-825-3210